UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 29, 2020

Coro Global Inc.

(Exact name of registrant as specified in its charter)

Nevada	033-25126 D	85-0368333
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Brickell 21 Financial Centre 1200 Brickell Avenue, Suite 310 Miami, FL	33131
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (888) 879-8896

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act: None.

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company    ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.    ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 29, 2020, Coro Global Inc. (the “Company”) entered into amendment No. 2 to the Company’s employment agreement with J. Mark Goode. Pursuant to the amendment, Mr. Goode’s employment with the Company will continue until January 31, 2021, and Mr. Goode agreed to resign as President, Chairman, and Chief Executive Officer of the Company effective December 31, 2020. From the period January 1, 2021 to January 31, 2021 Mr. Goode will be entitled to his base salary and any other regular compensation under the employment agreement and will assist the Company in the Company’s transition to a new Chief Executive Officer. Mr. Goode agreed that he would return 250,000 shares of the Company’s common stock if he were not serving as Chief Executive Officer of the Company as of December 30, 2020, and agreed to return 62,500 shares of common stock to the Company upon expiration of the employment agreement on January 31, 2021.

On December 31, 2020, Mr. Goode submitted his resignation as Director, President and Chief Executive Officer of the Company, and Niquana Noel submitted her resignation as Director and Chief Operating Officer of the Company. Mr. Goode’s and Ms. Noel’s resignations will be effective at 11:59 p.m. on December 31, 2020.

On December 31, 2020, David Dorr was appointed Director, President, and Chief Executive Officer of the Company, and Brian Dorr was appointed Director and Chief Operating Officer of the Company. The appointments go into effect January 1, 2021. David and Brian Dorr are brothers.

On December 31, 2020, Lou Naser was appointed Chairman of the Board of Directors of the Company. The appointment will go into effect January 1, 2021. Mr. Naser has been a Director of the Company since June 2020.

David Dorr, 43, is the Co-founder of Coro Global Inc. under the Company’s current business. Since 2010, Mr. Dorr has served as Managing Principal of Dorr Asset Management LLC and as Managing Principal and Director of Dorr Asset Management SEZC since 2012. The Dorr Asset Management companies provide investing and advisory services based on global macroeconomic analysis. Mr. Dorr’s experience includes trading in complex derivatives, equities, commodities, FX, and fixed income markets. His focus in physical commodities has been centered in the precious metals sector. He has also served as a strategic advisor to various sovereign governments as it relates to gold, financial systems, and economic policies. Mr. Dorr is currently licensed as a Director in Cayman Islands by the Cayman Islands Monetary Authority and has previously served as Director of Registered Cayman Islands Mutual Funds. Prior to the Dorr Asset Management companies, Mr. Dorr was Co-founder & CEO of Life-Exchange, Inc., an electronic trading platform for financial institutions trading longevity risk in the life insurance sector. Life-Exchange, Inc. was a U.S. publicly traded company and Mr. Dorr served as Director and CEO. Mr. Dorr has an extensive background in finance and risk management, having worked in capital markets for nearly two decades, which qualifies him to serve on the Company’s board of directors.

Brian Dorr, 38, is the Co-founder of Coro Global Inc. under the Company’s current business. Since 2010 Mr. Dorr has served as Managing Principal of Dorr Asset Management LLC and as Managing Principal, Director and Anti-Money Laundering Compliance Officer of Dorr Asset Management SEZC since 2012. The Dorr Asset Management companies provide investing and advisory services based on global macroeconomic analysis. Mr. Dorr’s experience includes trading in complex derivatives, equities, commodities, FX, and fixed income markets. His focus in physical commodities has been centered in the precious metals sector. He has also served as a strategic advisor to various sovereign governments as it relates to gold, financial systems, and economic policies. Mr. Dorr is currently licensed as a Director in Cayman Islands by the Cayman Islands Monetary Authority and has previously served as Director of a Registered Cayman Islands Mutual Fund. Prior to the Dorr Asset Management companies, Mr. Dorr was Co-founder & COO of Life-Exchange, Inc., an electronic trading platform for financial institutions trading longevity risk in the life insurance sector. Life-Exchange, Inc. was a U.S. publicly traded company and Mr. Dorr served as Director and COO. Mr. Dorr has an extensive background in finance and risk management, having worked in capital markets for nearly two decades, which qualifies him to serve on the Company’s board of directors.

During the nine months ended September 30, 2020, the Company paid Dorr Asset Management LLC consulting fees and expenses of $218,367. During the year ended December 31, 2019, the Company paid Dorr Asset Management LLC consulting fees and expenses of $107,306. Dorr Asset Management LLC concluded its consulting services to the Company November 30, 2020.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1	Amendment No. 2 to Employment Agreement between Coro Global Inc. and J. Mark Goode

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CORO GLOBAL INC.

Date: December 31, 2020	By:	/s/ J. Mark Goode
Name: J. Mark Goode
Title: Chief Executive Officer